                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                         Cyprus Amax Minerals Company
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

[CYPRUS AMAX MINERALS COMPANY LOGO APPEARS HERE]


NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS
AND PROXY STATEMENT FOR
CYPRUS AMAX MINERALS COMPANY



To be held on Wednesday,
May 1, 1996 at 10 a.m.
in the Summit Room
of the Inverness Hotel and Golf Club
200 Inverness Drive West
Englewood, Colorado 80112

NOTICE OF MEETING

  The Annual Meeting of Shareholders of Cyprus Amax Minerals Company, a Delaware corporation ("Cyprus Amax"), will be held in the Summit Room of the Inverness Hotel and Golf Club, 200 Inverness Drive West, Englewood, Colorado 80112, on May 1, 1996 at 10:00 in the morning for the following purposes:

    (1) electing five directors;

    (2) approving the Annual Incentive Plan for Executive Officers and Designated Senior Management;

    (3) approving the Amended and Restated Stock Plan for Non-Employee
        Directors;

    (4) approving Price Waterhouse LLP to serve as independent accountants for Cyprus Amax for the 1996 fiscal year;

    (5) considering and acting upon a shareholder proposal regarding elimination of the classified Board of Cyprus Amax;

    (6) considering and acting upon a shareholder proposal regarding an independent nominating committee of the Board of Cyprus Amax; and

    (7) transacting such other business as properly may come before the meeting or any adjournment thereof.

  The close of business on March 6, 1996 has been fixed as the record date for the annual meeting. All holders of common stock of record at that time are entitled to vote at the meeting.

  It is important that your stock be represented at the meeting. Whether or not you plan to attend, please sign, date, and return the enclosed proxy promptly in order to be sure that your shares will be voted. You may revoke your proxy at any time before it is voted at the meeting by submitting a written revocation or a new proxy or by attending the meeting and voting in person.

Philip C. Wolf
Senior Vice President, General Counsel
and Secretary

March 18, 1996

                                PROXY STATEMENT

Cyprus Amax Minerals Company
9100 East Mineral Circle
Englewood, Colorado 80112

  This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Cyprus Amax Minerals Company ("Cyprus Amax" or the "Company") for the Annual Meeting of Shareholders to be held on May 1, 1996. Only holders of Cyprus Amax common stock of record at the close of business on March 6, 1996, will be entitled to vote at the meeting, each share of such stock being entitled to one vote. On March 15, 1996, there were outstanding 93,060,035 shares of Cyprus Amax common stock. Assuming a quorum is present, the affirmative vote of at least a majority of the shares of common stock represented at the meeting, either in person or by proxy, and entitled to vote is required to approve each of the matters presented to the shareholders. Abstentions are counted in tabulations of votes cast at the meeting and thus have the same effect as a negative vote, whereas shares not voted due to the failure of a broker to exercise his discretionary authority are not tabulated for purposes of determining whether a proposal has been approved. The proxy statement and enclosed form of proxy are being mailed on or about March 22, 1996, to each shareholder entitled to vote at the meeting. The Annual Report to Shareholders for the year ended December 31, 1995, which is not a part of this proxy statement, was mailed to shareholders commencing March 9, 1996.

  Properly executed proxies returned at or prior to the meeting, unless subsequently revoked, will be voted in accordance with the directions thereon. If no directions are specified, the shares represented by the proxy will be voted FOR proposals 1, 2, 3, and 4 and AGAINST proposals 5 and 6. You may revoke your proxy at any time before it is voted at the meeting by submitting a written revocation or a new proxy to the Secretary of the Company or by attending the meeting and voting in person. The persons named in the proxy will have discretionary authority to vote with respect to additional matters that may properly come before the meeting.

  The entire cost of the solicitation of proxies will be borne by Cyprus Amax. In addition to solicitation by mail, officers and regular employees of Cyprus Amax may solicit proxies by telephone, telegraph, or personal contact. Additional solicitation of proxies of brokers, banks, nominees, and institutional investors will be made by Georgeson & Company Inc. at a cost to Cyprus Amax of approximately $8,000 plus out-of-pocket expenses.

ELECTION OF DIRECTORS

  Cyprus Amax's Certificate of Incorporation establishes a classified Board of Directors with three classes of directors. At each Annual Meeting of Shareholders, the successors to the class of directors whose terms expire at that meeting are elected to serve as directors for a three-year term. At this annual meeting, five directors are nominated for election to hold office until the Annual Meeting of Shareholders in 1999 or until their successors are elected and duly qualified.

  The Board of Directors has nominated Allen Born, Linda G. Alvarado, George
S. Ansell, Michael A. Morphy, and Rockwell A. Schnabel for election to the Board. Each nominee currently is a director of Cyprus Amax and was recommended to the Board by the Nominating Committee.

  Brief statements setting forth the principal occupations of and other information concerning the nominees appear below.


                        Allen Born: Chairman and Chief Executive Officer of
                        Alumax Inc. since November 15, 1993; age 62. Mr. Born
                        has been a director of Cyprus Amax since November 15,
                        1993, Vice Chairman since November 1995, and served as
[PHOTO APPEARS HERE]    Co-Chairman from November of 1993 through November of
                        1995. His term will expire at the annual meeting in 1996. Mr. Born was Chairman of AMAX Inc. from June
                        1988 until November 15, 1993 and Chief Executive
                        Officer of AMAX Inc. from January 1986 until November
                        15, 1993. He served as President and Chief Operating
                        Officer of AMAX Inc. from June 1985 through July 1991.
                        Mr. Born is a director of AK Steel, Alumax Inc., and
                        Amax Gold Inc. Mr. Born also is Chairman of the
                        Aluminum Association and a director of the International Primary Aluminum Institute.

                        Linda G. Alvarado: President and Chief Executive
                        Officer of Alvarado Construction Inc. since 1981; age
                        44. Ms. Alvarado has been a director of Cyprus Amax
[PHOTO APPEARS HERE]    since December 14, 1989 and her term will expire at
                        the annual meeting in 1996. Ms. Alvarado is a director of Engelhard Corporation and Pitney Bowes, Inc.





                        George S. Ansell: President of the Colorado School of
                        Mines since 1984; age 61. Dr. Ansell has been a
                        director of Cyprus Amax since December 3, 1987 and his
                        term will expire at the annual meeting in 1996. From
                        1974 to 1984 Dr. Ansell served as Dean of the School
[PHOTO APPEARS HERE]    of Engineering of Rensselaer Polytechnic Institute.
                        Dr. Ansell is a director of OEA, Inc.

                        Michael A. Morphy: President of MorMarketing since
                        1985; age 63. Mr. Morphy has been a director of Cyprus
                        Amax since July 1, 1985 and his term will expire at
                        the annual meeting in 1996. Mr. Morphy was President
                        and Chief Executive Officer of California Portland
                        Cement Company from 1972 until 1981, and served as its
                        Chairman from 1981 through 1985. Mr. Morphy was Vice
[PHOTO APPEARS HERE]    Chairman of CalMat Co. in 1984 and 1985. Mr. Morphy is
                        a director of Santa Fe Energy Resources, Inc. and
                        Santa Fe Pacific Pipelines, L.P.



                        Ambassador Rockwell A. Schnabel: Chairman Trident
                        Capital, L.P. and former Deputy Secretary of the
                        United States Department of Commerce; age 59. Mr.
                        Schnabel has been a director of Cyprus Amax since
                        February 11, 1993 and his term will expire at the
                        annual meeting in 1996. Mr. Schnabel served as Deputy
                        Commerce Secretary in 1991 and 1992; Acting Secretary
                        of Commerce from December 1991 to March 1992; and
[PHOTO APPEARS HERE]    Under Secretary of Commerce in 1989 and 1990. Prior to
                        that he served as the United States Ambassador to the Republic of Finland from 1986 to 1989. Mr. Schnabel was with Bateman Eichler Hill Richards, Inc.
                        (investment bankers-member NYSE) from 1965 to 1983, serving as its President from 1980 to 1982. Mr.
                        Schnabel is a director of Amax Gold Inc., CSG Systems
                        Inc., and International Game Technology.


  THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF ALLEN BORN, LINDA G. ALVARADO, GEORGE S. ANSELL, MICHAEL A. MORPHY, AND ROCKWELL A. SCHNABEL AS DIRECTORS OF CYPRUS AMAX. Shares represented by an executed proxy in the form enclosed will, unless otherwise directed, be voted for the election of Ms. Alvarado and Messrs. Born, Ansell, Morphy, and Schnabel. Should any of these nominees become unavailable for election for any reason now unknown, the shares so represented will be voted for the election of such other person or persons as the Board of Directors may recommend. The affirmative vote of a majority of the shares represented at the meeting, either in person or by proxy, is required to elect each director. Shares represented at the meeting that abstain from voting as to a nominee will have the same effect in the tabulation of votes as shares as to which authority to vote has been withheld. Shares represented by a proxy that is executed in such a manner as not to withhold authority are deemed to grant authority to vote for the nominees.

OTHER DIRECTORS

  Brief descriptions of the remaining members of the Board appear below.


                        Milton H. Ward: Chairman, President and Chief
                        Executive Officer of Cyprus Amax since May 14, 1992;
                        age 63. His term as a director will expire at the
                        annual meeting in 1997. Mr. Ward served as Director,
                        President, and Chief Operating Officer of Freeport-
[PHOTO APPEARS HERE]    McMoRan Inc. from 1983 until 1992 and Chairman and
                        Chief Executive Officer of Freeport McMoRan Copper &
                        Gold Inc. from 1984 until 1992. Mr. Ward is Chairman of the Board of Amax Gold Inc. He is a director of the National Mining Association.



                        William C. Bousquette: Senior Vice President and Chief
                        Financial Officer of Texaco Inc. since January 1995;
                        age 59. Mr. Bousquette has been a director of Cyprus
                        Amax since December 5, 1991 and his term will expire
                        at the annual meeting in 1998. Mr. Bousquette was
                        Executive Vice President and Chief Financial Officer
                        of Tandy Corporation from January 1994 until January
[PHOTO APPEARS HERE]    1995 and from November 1990 until January 1993. Mr.
                        Bousquette was Chief Executive Officer of TE
                        Electronics, a subsidiary of Tandy Corporation, from January 1993 until January 1994. Mr. Bousquette was
                        Executive Vice President and Chief Financial Officer of Emerson Electric Company from 1984 until 1990. Mr.
                        Bousquette is a director of O'Sullivan Industries
                        Holdings, Inc.

                        Thomas V. Falkie: President and Chief Executive
                        Officer of Berwind Natural Resources Corporation since
                        1977; age 61. Dr. Falkie has been a director of Cyprus
                        Amax since July 1, 1988 and his term will expire at
                        the annual meeting in 1998. He was Director of the
                        United States Bureau of Mines from 1974 to 1977 and
[PHOTO APPEARS HERE]    head of the Mineral Engineering Department of
                        Pennsylvania State University from 1969 to 1974. Dr.
                        Falkie is a director of the National Coal Association and the National Mining Association, and a member of the Governing Council of the National Academy of Engineering.

                        Ann Maynard Gray: President of Diversified Publishing
                        Group, Capital Cities/ABC, Inc. since April 1991; age
                        50. Ms. Gray has been a director of Cyprus Amax since
                        November 15, 1993 and her term will expire at the
                        annual meeting in 1998. For more than five years prior
                        to 1991, Ms. Gray held various senior financial and
[PHOTO APPEARS HERE]    managerial positions within the Capital Cities/ABC,
                        Inc. organization. Ms. Gray is a director of Pan
                        Energy Corporation.




                        James C. Huntington, Jr.: Independent Businessman
                        since 1988; age 67. Mr. Huntington has been a director
                        of Cyprus Amax since November 15, 1993 and his term
                        will expire at the annual meeting in 1997. Mr.
                        Huntington was Senior Vice President, Finance and
[PHOTO APPEARS HERE]    Administration of American Standard Inc. from 1987
                        through August 1988. He is a director of Alumax Inc., Dravo Corporation, and Westinghouse Air Brake Company.




                        Theodore M. Solso: President and Chief Operating
                        Officer of Cummins Engine Company, Inc. since February
                        1995; age 49. Mr. Solso has been a director of Cyprus
                        Amax since November 15, 1993 and his term will expire
                        at the annual meeting in 1998. Mr. Solso has held
                        various positions with Cummins Engine Company, Inc.
[PHOTO APPEARS HERE]    since 1971. Mr. Solso is a director of Cummins Engine
                        Company, Inc., Cummins Engine Foundation, Irwin
                        Financial Corporation, and The Heritage Fund of
                        Bartholomew County.

                        John Hoyt Stookey: Chairman Suburban Propane Partners
                        since March 1996; age 66. Mr. Stookey has been a
                        director of Cyprus Amax since November 15, 1993 and
                        his term will expire at the annual meeting in 1997.
                        Mr. Stookey served as Chairman of Quantum Chemical
                        Company, a subsidiary of Hanson PLC from 1984 through
                        1995, and President from 1975 through 1993. Mr.
[PHOTO APPEARS HERE]    Stookey served from 1989 to 1993 as an executive
                        officer of Petrolane Incorporated, Petrolane Finance
                        Corporation and QJV Corp., affiliates of Quantum
                        Chemical Company, which companies were reorganized on July 15, 1993 under the U.S. Bankruptcy Code. Mr.
                        Stookey is a director of ACX Technologies, Inc., Chesapeake Corporation, and the United States Trust
                        Company of New York.

                        James A. Todd, Jr.: Retired Chairman and Chief
                        Executive Officer of Birmingham Steel Corporation; age
                        67. Mr. Todd has been a director of Cyprus Amax since
                        October 22, 1992 and his term will expire at the
                        annual meeting in 1998. Mr. Todd served as Chairman of
                        Birmingham Steel Corporation from 1991 until 1996,
                        Chief Executive Officer from 1984 until 1996, and was
[PHOTO APPEARS HERE]    President from 1984 to 1991. Mr. Todd is a director of
                        Birmingham Steel Corporation and the National Mining
                        Association.



                        Billie B. Turner: Retired Chairman, President and
                        Chief Executive Officer of IMC Fertilizer Group, Inc.;
                        age 65. He has been a director of Cyprus Amax since
                        October 22, 1992 and his term will expire at the
                        annual meeting in 1997. He served as Chairman,
                        President and Chief Executive Officer of IMC
[PHOTO APPEARS HERE]    Fertilizer Group, Inc. from July 1987 until 1994. Mr.
                        Turner held a variety of executive offices within the IMC organization since 1954. Mr. Turner is a director of IMC Global, Inc., International Minerals and
                        Chemical Corporation (Canada), and the National Mining
                        Association.

APPROVAL OF THE ANNUAL INCENTIVE PLAN FOR EXECUTIVE OFFICERS AND DESIGNATED MANAGEMENT

  The Board of Directors has unanimously adopted the Annual Incentive Plan for Executive Officers and Designated Management (the "Annual Incentive Plan"). The purpose of the Annual Incentive Plan is to provide annual cash incentives which will vary with the performance of the business to allow Cyprus Amax to attract and retain the best people.

  The Annual Incentive Plan is being presented to the shareholders for their approval to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended, which provides that certain awards paid under the Annual Incentive Plan may not be deductible by Cyprus Amax for federal income tax purposes unless the Annual Incentive Plan, is approved by the shareholders. If the shareholders do not approve the Annual Incentive Plan, no awards will be paid under the Annual Incentive Plan to Executive Officers subject to 162(m). In this case, the Committee may decide to pay Executive Officers cash bonuses using different criteria from the criteria described here. In addition, such cash bonuses may not be deductible for income tax purposes. Approval of awards under the Annual Incentive Plan is not intended to limit the Company's ability to adopt or continue other arrangements with Executive Officers.

  The following summary of the Annual Incentive Plan is qualified in its entirety by reference to the more detailed description of the material provisions of the Annual Incentive Plan attached in Appendix A.

 Summary of Annual Incentive Plan

  The Annual Incentive Plan is administered by the Company's Compensation and Benefits Committee (the "Committee"). The Annual Incentive Plan provides for cash awards to certain officers and key employees of the Company chosen each year at the discretion of the Committee. All officers of the Company are eligible to participate in the Annual Incentive Plan, although no officer or key employee is automatically entitled to participate in the Annual Incentive Plan.

  Under the Annual Incentive Plan, awards will be made as soon as practicable after each fiscal year with respect to the immediately preceding fiscal year (the "performance year") from an annual incentive pool (the "Incentive Pool") equal to 1.5% of the Company's consolidated income from continuing operations before income taxes for the performance year, adjusted for certain items. If any amount of the Incentive Pool is not paid out with respect to a performance year, that amount may be carried over to the Incentive Pool for future years.

  The maximum awards to each of certain "covered employees" (generally, the CEO and the four most highly compensated officers of the Company, other than the CEO, at the end of a performance year) will equal 10% of the Incentive Pool, except for the CEO, whose award will equal 50% of the Incentive Pool. The Committee shall have the discretion to reduce, but not increase, any award payable to a covered employee. The awards to employees who are not "covered employees" will be based on a percentage of each employee's base salary, and paid based on the employee's achievement of certain performance-related goals set by the Committee. The Committee may increase or decrease awards to non-covered employees.

  The Board of Directors may make any material amendments to the Annual Incentive Plan, including, but not limited to, any amendment that would alter the manner in which the Incentive Pool is calculated or that would enlarge the class of employees eligible to participate in the Annual Incentive Plan, without shareholder approval. The Company may seek shareholder approval for such amendments to ensure that awards under the Annual Incentive Plan are deductible for federal income tax purposes under Section 162(m).

 Annual Incentive Plan Benefits

  The amounts that will be paid pursuant to the Annual Incentive Plan in the future, and the amounts that would have been paid in previous years if the Annual Incentive Plan had been in effect during those years, are not determinable.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE ANNUAL INCENTIVE PLAN.

APPROVAL OF THE AMENDED AND RESTATED STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

  The Board of Directors has unanimously adopted, subject to approval by the shareholders, the Amended and Restated Stock Plan for Non-Employee Directors which is included in this proxy statement as Appendix B (the "Director Stock Plan"). The purpose of the Director Stock Plan is to provide certain incentives and compensation to eligible directors and to encourage the highest level of director performance by providing eligible directors with a proprietary interest in Cyprus Amax's success and progress. If shareholder approval of the Director Stock Plan is not obtained, the plan will remain in effect as it was prior to being amended and restated.

 Summary of Director Stock Plan

  The following summary of the Director Stock Plan is qualified in its entirety by reference to the full text of the Director Stock Plan attached as Appendix B.

  If approved, the Director Stock Plan will become effective on July 1, 1996, and will provide that on that date, and on July 1 in each subsequent year, each director who is not then an employee of Cyprus Amax will continue to be granted 500 shares of Cyprus Amax common stock, as in the current plan, but also will be granted options to purchase 2,000 shares of the Company's common stock. All of the non-employee directors now serving, including all nominees to be directors (for a total of thirteen non-employee directors), will be eligible to receive grants of shares and options under the plan.

  Additionally, the shareholders are being asked to approve an amendment to the plan to revise the maximum number of shares that may be awarded and options that may be granted under the plan. The Director Stock Plan, if approved as amended and restated, will provide that the aggregate number of shares that may be awarded and options that may be granted under the plan each year will equal the sum of (i) 1/16th of 1% of the number of shares of common stock outstanding as of the end of the immediately preceding fiscal year plus
(ii) the cumulative number of carryforward shares from all prior fiscal years not previously used to make grants and awards (these carryforward shares include 13,000 shares not used under the plan). Prior to being amended, the plan provided that a maximum of 35,000 shares of common stock could be issued under the plan.

  The exercise price of the options granted under the Director Stock Plan will be equal to the fair market value of the underlying common stock on the date of the grant, the first date of which will be on July 1, 1996. For illustrative purposes, the fair market value of the common stock was $25.875 on March 6, 1996. Options granted on July 1, 1996, will be exercisable for not more than 50 percent of the shares after one year of continuous service as a director from the date of grant and for the remainder of the shares after two years of continuous service as a director from the date of grant, except that in the case of a director's death while still an active director or a change in control the options would become fully and immediately exercisable. The Board of Directors can accelerate the vesting of options in the case of a participant's retirement or disability and has discretion to determine the vesting of options granted after July 1, 1996. Unexercised options generally expire 10 years and one day after the grant, except that in the case of retirement or death or disability, the option remains exercisable for 3 years or for such other period determined at or after the date the option is granted; or in the case of a change of control, the option remains exercisable for six months and one day but in no event to exceed the expiration date.

  The Director Stock Plan has no stated expiration date but may be suspended or discontinued by the Board of Directors at any time. The Board of Directors may amend the Director Stock Plan, or terms of any outstanding grant not inconsistent with the plan, from time to time, except that no amendment may be made without the approval of the shareholders that would materially increase the benefits accruing to participants in the plan, increase the number of securities which may be issued under the plan, materially modify the requirements as to the eligibility to participate in the plan or cause the plan not to satisfy any applicable statutory or regulatory requirements (including Rule 16b-3 under the Securities Exchange Act of 1934, as amended).

 Benefits of Director Stock Plan

  The following table sets forth the shares and options to purchase shares that will be awarded under the Director Stock Plan in 1996 (if the Director Plan is approved by shareholders):

                                                               SHARES UNDERLYING
    NAME AND POSITION                             SHARE AWARDS   OPTION AWARDS
    -----------------                             ------------ -----------------
Non-Employee Directors as a Group................ 6,500 shares   26,000 shares

 Tax Aspects of Director Stock Plan

  The following is a summary of the federal income tax aspects of the Director Stock Plan, and contains no information with respect to state or local taxes that also may be applicable to the plan.

  A participant in the Director Stock Plan who is granted shares of common stock pursuant to the plan will recognize taxable income. A participant who is not subject to Section 16(b) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") will have ordinary income at the time of the grant of the shares equal to the fair market value of the shares as determined on the date of grant. However, if the participant is subject to Section 16(b) of the Exchange Act, the date for recognizing and measuring taxable income potentially may be deferred for up to six months after the date of grant (unless the plan participant makes an election under Section 83(b) of the Code, within thirty days after grant). The fair market value of the shares generally is deductible by the Company.

  The options granted pursuant to the Director Stock Plan are Non-Statutory Stock Options ("NSOs") not intended to qualify under Section 422 of the Code. A participant who is granted an NSO recognizes no taxable income at the time of the grant. Instead, upon the exercise of the NSO, the difference between the fair market value of the shares on the date of exercise and the exercise price of the NSO is taxable as ordinary income to the participant and generally is deductible by the Company. The participant's tax basis in the shares of common stock received generally will be the fair market value of the shares on the date of exercise. If the participant is subject to Section 16(b) of the Exchange Act, the date for measuring taxable income potentially may be deferred for up to six months after the date of exercise (unless the plan participant makes an election under Section 83(b) of the Code within thirty days after exercise).

  Upon the disposition of shares acquired pursuant to exercise of an NSO the participant will recognize a capital gain or loss in an amount equal to the difference between the selling price and the participant's adjusted basis in such shares. There are no tax consequences to the Company as a result of the participant's disposition of common stock acquired upon exercise of an NSO.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE DIRECTOR STOCK PLAN.

APPROVAL OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS INDEPENDENT ACCOUNTANTS

  The Board of Directors, pursuant to the recommendation of the Audit Committee, unanimously recommends the appointment of Price Waterhouse LLP to serve as independent accountants for Cyprus Amax for the 1996 fiscal year. Price Waterhouse LLP has served as Cyprus Amax's independent accountants since 1985. Representatives of Price Waterhouse LLP will attend the annual meeting, will have an opportunity to make a statement if they desire, and will be available to respond to appropriate comments.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPOINTMENT OF PRICE WATERHOUSE LLP TO SERVE AS INDEPENDENT ACCOUNTANTS FOR CYPRUS AMAX FOR THE 1996 FISCAL YEAR.

SHAREHOLDER PROPOSAL RELATING TO ELIMINATION OF CLASSIFIED BOARD

  Mr. John J. Gilbert, owner of 253 shares, and Margaret R. Gilbert, owner of 200 shares, and both co-trustees under the wills of Lewis D. Gilbert for 7 shares, Caston J. Gilbert for 180 shares, Minnie D. Gilbert for 364 shares, and both representing an additional family interest of 500 shares, have informed Cyprus Amax that they intend to propose the following resolution at the 1996 Annual Meeting. The address of Mr. and Mrs. John Gilbert will be furnished upon request. The proposal and supporting statement, for which the Board of Directors and Cyprus Amax accept no responsibility, are set forth below.

 The Shareholder Proposal

  "RESOLVED: That the stockholders of Cyprus Amax Minerals Company, assembled in annual meeting in person and by proxy, hereby request that the Board of Directors take the needed steps to provide that at future elections of directors new directors be elected annually and not by classes as is now provided and that on expiration of present terms of directors their subsequent election shall also be on an annual basis."

 The Shareholder's Statement of Support

  Very strong support along the lines we suggest were shown at the last annual meeting when 28,360,017 shares, representing 44 percent of the shares voted at the meeting, were cast in favor of this proposal.

  ARCO to its credit, voluntarily ended theirs stating that when a very high percentage (34.6%) desired it to be changed to an annual election it was reason enough for them to change it. Several other companies have also followed suit such as: Pacific Enterprises, Katy Industries, Hanover Direct, and others. A few years ago my resolution on the subject was withdrawn when the Westinghouse directors agreed to end their stagger system. Also, in the recent Lockheed-Martin merger the stagger system was ended.

  Because of the normal need to find new directors and because of environmental problems and the avalanche of derivative losses and many groups desiring to have directors who are qualified on the subjects, we think that ending the stagger system of electing directors is the answer. In addition, some recommendations have been made to carry out the CERES 10 points. The 11th, in our opinion, should be to end the stagger system of electing directors and to have cumulative voting.

  Equitable Life Insurance Company, which is now called Equitable Companies, converted from a policy owned company to a public stockholder meeting. Thanks to AXA, the comptrolling French insurance company not wanting it they now do not have a staggered board.

  Orange and Rockland Utility Company had a terrible time with the stagger system and its 80% clause to recall a director. The chairman was involved in a scandal affecting the company. Not having enough votes the meeting to get rid of the chairman had to be adjourned. Finally, at the adjourned meeting enough votes were counted to recall him.

  If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain.

 Board of Directors Comments

  Under Cyprus Amax's current system of electing directors, approximately one-third of the directors stand for election each year. This system provides continuity and stability of Cyprus Amax's management and policies because a majority of the directors at any one time will have prior experience as directors of Cyprus Amax and in-depth knowledge of the Company. The Board of Directors believes that the election of new directors every year would be disruptive to management of the Company to the detriment of the shareholders.

  This proposal seeks to disrupt a system that has proven to be very successful. Historically, Cyprus Amax's Board members are reelected without controversy. The Board of Directors continues to believe that this system is in the best interests of the Company and its shareholders and that it is not necessary or desirable to change the manner in which directors are elected. If, however, the proposal receives a majority of votes, the issue would come before the Board which would determine whether to place the issue on the ballot next year. If it were on the ballot next year, it would be as a proposed amendment to Article FIFTH of the Certificate of Incorporation at which time it must, according to the terms of the Certificate of Incorporation, pass by the holders of at least 75% of the voting power of all shares of the Company entitled to vote.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE FOREGOING PROPOSAL.

STOCKHOLDER PROPOSAL RELATING TO THE CREATION OF AN INDEPENDENT NOMINATING COMMITTEE OF THE BOARD OF DIRECTORS

  The New York City Employees' Retirement System, which owns 264,466 shares of Cyprus Amax Minerals Company common stock, has informed Cyprus Amax that it intends to propose the following resolution at the 1996 Annual Meeting. The address of the New York City Employees' Retirement System will be furnished upon request. The proposal and supporting statement, for which the Board of Directors and Cyprus Amax accept no responsibility, are set forth below.

 The Shareholder Proposal

  WHEREAS, the board of directors is meant to be an independent body elected by shareholders and charged by law and shareholders with the duty, authority and responsibility to formulate and direct corporate policies, and

  WHEREAS, this company has provided that the board may designate from among its members one or more committees, each of which, to the extent allowed, shall have certain designated authority, and

  WHEREAS, we believe that directors independent of management are best qualified to act in the interest of shareholders and can take steps necessary to seek, nominate and present new directors to shareholders, and

  WHEREAS, we believe the selection of new directors is an area in which inside directors may have a conflict of interest with shareholders, and

  WHEREAS, we believe that an increased role for the independent directors would help our company improve its long-term financial condition, stock performance and ability to compete,

  NOW THEREFORE, BE IT RESOLVED THAT: the shareholders request the company establish a Nominating Committee to recommend candidates to stand for election to the board of directors. The Committee shall be composed solely of independent directors. For these purposes, an independent director is one who:
(1) has not been employed by the company, or an affiliate in an executive capacity within the last five years; (2) is not a member of a company that is one of this company's paid advisors or consultants; (3) is not employed by a significant customer or supplier; (4) is not remunerated by the company for personal services (consisting of legal, accounting, investment banking, and management consulting services (whether or not as an employee) for a corporation, division, or similar organization that actually provides the personal services, nor an entity from which the company derives more than 50 percent of its gross revenues); (5) is not employed by a tax-exempt organization that receives significant contributions from the company; (6) is not a relative of the management of the company; and (7) is not part of an interlocking directorate in which the CEO or other executive officers of the corporation serves on the board of another corporation that employs the director.

 The Shareholder's Statement of Support

  As long-term shareholders we are concerned about our company's prospects for profitable growth. This proposal is intended to strengthen the process by which nominees are selected. We believe that this will strengthen the board of directors in its role of advising, overseeing and evaluating management.

  We urge you to vote FOR this proposal.
                      ---

 Board of Directors Comments

  Cyprus Amax presently has a Nominating Committee consisting of six independent directors and one employee director.

  In order to identify the best possible candidates for Board membership, Cyprus Amax utilizes all resources available to it. These resources include the knowledge and experience of management, directors, stockholders, and advisors and consultants, among others. Through the efforts of the Nominating Committee, Cyprus Amax has achieved a Board of Directors consisting of 13 non-employee directors and one employee director who represent diverse backgrounds and strengths. The influence of independent directors on the Board is pervasive and does not need bolstering to be effective.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE FOREGOING PROPOSAL.

SECURITY OWNERSHIP OF MANAGEMENT

  The following table shows, as of March 18, 1996, the beneficial ownership of Cyprus Amax common stock held by each director, certain executive officers, and all directors and officers as a group. Unless otherwise specified, the directors and officers have sole voting and investment power with respect to these securities. Cyprus Amax currently has $4.00 Series A Convertible Preferred Stock issued and outstanding, none of which is beneficially owned by directors or officers.

                                                       NUMBER OF   PERCENT
   NAME OF BENEFICIAL OWNER                             SHARES     OF CLASS
   ------------------------                            ---------   --------
   Milton H. Ward                                        963,818       1%
   Allen Born                                             97,109       *
   Linda G. Alvarado                                       3,000       *
   George S. Ansell                                        2,375**     *
   William C. Bousquette                                   2,671       *
   Thomas V. Falkie                                        5,500       *
   Ann Maynard Gray                                        2,100       *
   James C. Huntington, Jr.                                3,000       *
   Michael A. Morphy                                      18,805       *
   Rockwell A. Schnabel                                   17,164       *
   Theodore M. Solso                                       3,716       *
   John Hoyt Stookey                                       2,054       *
   James A. Todd, Jr.                                      5,680       *
   Billie B. Turner                                        2,500       *
   Gerald J. Malys                                       187,342**     *
   Jeffrey G. Clevenger                                  113,725**     *
   Garold R. Spindler                                     14,463       *
   Philip C. Wolf                                        143,300       *
   All directors and officers as a group (25 persons)  1,871,238       2%

--------
*Amount of class is less than one percent
** Dr. Ansell shares voting power with respect to 375 of these shares; Mr.
   Clevenger shares voting power with respect to 15,986 shares; and Mr. Malys shares voting power with respect to 10,000 shares.

  The shares shown include shares which certain persons have the rights to acquire within 60 days through the exercise of stock options issued under the Cyprus Amax Amended and Restated Management Incentive Program. These shares include 632,294 for Mr. Ward, 97,088 for Mr. Malys, 75,461 for Mr. Born, 41,800 for Mr. Clevenger, 88,478 for Mr. Wolf, and 1,086,019 for all directors and officers as a group. The shares shown also include shares of restricted stock. These shares include 223,160 for Mr. Ward, 70,417 for Mr. Malys, 54,152 for Mr. Clevenger, 13,050 for Mr. Spindler, 46,165 for Mr. Wolf, and 510,820 for all directors and officers as a group.

The holders of restricted shares have the power to vote these shares, but do not have investment power with respect to these shares until they vest. Also included are shares held in the Deferred Compensation Plan (see page 17) and the employee savings plan (1,804 for Mr. Ward, 4,445 for Mr. Malys, 1,787 for Mr. Clevenger, 163 for Mr. Spindler, 8,657 for Mr. Wolf, and 27,050 for all officers as a group).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table shows, as of March 18, 1996, Cyprus Amax common stock held by the only person known to Cyprus Amax to have beneficial ownership of more than five percent of its common stock:

                                                       NUMBER OF    PERCENT
   NAME AND ADDRESS OF BENEFICIAL OWNER                 SHARES     OF CLASS
   ------------------------------------                ---------  -----------
   T. Rowe Price Trust Company as Trustee of the
    Company employee savings plan 10090 Red Run
    Boulevard Owings Mills, MD 21117.................. 5,848,253*           6%
   T. Rowe Price Trust Company and T. Rowe Price
    Associates, Inc., for other funds and individual
    accounts 10090 Red Run Boulevard Owings Mills, MD
    21117.............................................   136,985  Less than 1%

--------
* As to all of these shares, the Trustee has shared voting power and shared investment power. In light of rights given to the participants under the employee savings plan, the participants may be beneficial owners of some or all of the 3,064,888 shares (3.2 percent of the class) held by the Trustee that have been allocated to the participants' accounts.

DIRECTOR COMPENSATION AND BUSINESS RELATIONSHIPS

  Director compensation. Directors who are not employees of Cyprus Amax receive an annual retainer of $25,000, a $1,000 fee for attendance at Board meetings, and a $1,000 fee for attendance at committee meetings and at other meetings at which their attendance is requested by Cyprus Amax. In addition, for meetings at which such person chairs, the chairman of the Nominating Committee receives an additional $250, the chairman of the Employee Funds Investment Committee receives an additional $500, and the chairmen of the Audit and the Compensation and Benefits Committees each receive an additional $5,000 per year or $500 per meeting, whichever is greater. All directors are reimbursed for expenses incurred in attending Board and committee meetings.

  The Company sponsors the Deferred Compensation Plan under which any director who is not an employee of the Company may elect to defer all or a portion of his or her director fees and related compensation. The following discussion is qualified in its entirety by the terms of the Deferred Compensation Plan. Amounts deferred under the Deferred Compensation Plan are credited to a participant's account, at the election of the participant, in the form of a right to receive shares of the Company's common stock at the closing market price on the Composite Tape of the New York Stock Exchange on the date such participant would have received such compensation had a deferral election not then been in effect, or the right to receive the cash value of an investment of a participant's deferred compensation into a specific investment fund.

  Under the Deferred Compensation Plan, each non-employee director may elect, prior to the beginning of a calendar year, to defer all or a portion of his or her director fees and related amounts to be paid for such year. Amounts deferred are credited to the participating director's account as a future right to receive either shares of the Company's common stock or cash. A participating director may revoke or change his or her deferral election for a future calendar year if such revocation or change is made at least six months prior to the effective date of the change, if the deferral is credited as Company common stock, or by the preceding December 31, if the deferral is credited as cash.

  If the deferral is credited as Company common stock, the participating director's account is credited with the right to additional shares as and to the extent dividends are paid on the Company's common stock, or if the deferral is credited as cash, the account is adjusted as and to the extent there is a change in the value (including earnings) of the investments selected by the director. Accounts credited with the right to receive Company common stock may be adjusted to compensate for changes in the capital structure of the Company, and all accounts are payable on an accelerated basis in the event of a change of control.

  A distribution will be made to a participant upon termination of his or her directorship or, if he or she so elects, on any January 1 occurring thereafter. Such distribution will consist of (1) the number of whole shares credited to his or her account on the date of such distribution and a cash payment for any fractional shares or (2) cash. Of the 13 non-employee directors, Allen Born, William C. Bousquette, Ann Maynard Gray, Michael A. Morphy, Rockwell A. Schnabel, Theodore M. Solso, John Hoyt Stookey and James
A. Todd, Jr. have elected to participate in the Deferred Compensation Plan. The total Cyprus Amax shares owned in each participant's account as of March 18, 1996 is as follows: 0 for Mr. Born, 671 for Mr. Bousquette, 950 for Ms. Gray, 305 for Mr. Morphy, 2,164 for Mr. Schnabel, 2,216 for Mr. Solso, 554 for Mr. Stookey, and 2,180 for Mr. Todd.

  In May 1992 the shareholders approved the Stock Plan for Non-Employee Directors. Under this plan as subsequently amended by the Board of Directors, on July 1 of each year each director who is not on that date an employee of Cyprus Amax is granted 500 shares of Cyprus Amax common stock, until a maximum of 35,000 shares in the aggregate have been granted to all non-employee directors. As of March 18, 1996, a total of 22,000 shares had been granted to 13 directors under the Stock Plan. The Board of Directors has amended and restated the Stock Plan and is seeking shareholder approval of the Amended and Restated Stock Plan. See "Approval of Amended and Restated Stock Plan for Non-Employee Directors" on page 8.

  In 1995, the Board of Directors adopted a policy regarding stock ownership requirements of its directors. The policy requires the directors to own Cyprus Amax common stock with a value equal to three times his or her annual retainer fee. The directors are required to meet their stock ownership levels within five years of the date the policy was adopted.

  In February 1991 the Board of Directors adopted a retirement policy for the directors, establishing a retirement age of 70 for non-employee directors and 65 for employee directors. The policy provides that no individual shall be nominated, appointed, or elected to serve as a director for any period which would commence after such individual attains retirement age. Any director who reaches retirement age while serving a term as director may continue to serve until the first annual meeting following his or her attainment of retirement age.

  Effective 1990 Cyprus Amax adopted a non-qualified retirement plan for non-employee directors who have at least five years of service on the Board. The annual benefit payable upon retirement is an amount equal to the annual retainer which the eligible director received or would have received during the calendar year in which that director ceased to serve as a director. The benefits are payable for the life of the eligible director after the later of retirement from the Board or attainment of age 65.

  Certain business relationships. Under a consulting agreement in effect from November 1993 through November 1996, Mr. Born will receive payment at the rate of $300,000 per year from Cyprus Amax. Under that agreement Mr. Born agreed to serve as Co-Chairman of the Cyprus Amax Board and Chairman of its Executive Committee for two years from November 15, 1993, and thereafter to serve until the 1996 Annual Meeting as Vice Chairman of the Cyprus Amax Board. Mr. Born also agrees to serve as a consultant to Cyprus Amax by rendering services as requested. Such services may include review, advice, and counsel on organizational and operational matters, investment proposals, investor and shareholder relations matters and other specific matters as requested. Mr. Born is expected to spend such time as reasonably is required to perform the services requested of him.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors held seven meetings in 1995.

  The Executive Committee, which met three times in 1995, has as its members Milton H. Ward (Chairman), Linda G. Alvarado, George S. Ansell, Allen Born, Theodore M. Solso, and Billie B. Turner. The committee has and may exercise all of the powers of the Board when the Board is not in session but may not take any action that legally may be taken only by the Board.

  The Audit Committee, which met two times in 1995, has as its members William
C. Bousquette (Chairman), Linda G. Alvarado, Rockwell A. Schnabel, Theodore M. Solso, John Hoyt Stookey, and James A. Todd, Jr., none of whom is an officer or employee of Cyprus Amax. The committee reviews audit examinations and annual financial reports and statements, as well as internal controls and results of internal auditing activities. It reviews in advance the engagement or discharge of independent accountants, the scope of their work, and the fees for all services provided.

  The Compensation and Benefits Committee, which met seven times in 1995, has as its members Thomas V. Falkie (Chairman), George S. Ansell, Ann Maynard Gray, James C. Huntington, Jr., Michael A. Morphy, and Billie B. Turner. The committee oversees benefit plans and annual performance and merit increase budgets. The committee also administers the Amended and Restated Management Incentive Program, which includes stock option and restricted stock provisions, and the Key Executive Long-Term Incentive Program, and approves bonus pools and officer bonuses granted pursuant to the Annual Incentive Plan.

  The Employee Funds Investment Committee, which met two times in 1995, has as its members Michael A. Morphy (Chairman), Linda G. Alvarado, George S. Ansell, William C. Bousquette, Ann Maynard Gray, and James C. Huntington, Jr. The committee reviews the investment and performance of benefit plan trust funds and the selection and performance of benefit plan trust fund managers and oversees the funding arrangements and investment performances of salaried and hourly pension plans.

  The Nominating Committee, which met one time in 1995, has as its members Milton H. Ward (Chairman), Allen Born, Thomas V. Falkie, Michael A. Morphy, Rockwell A. Schnabel, John Hoyt Stookey, and James A. Todd, Jr. The committee reviews and makes recommendations concerning the qualifications of individuals for election to the Board and recommends appointments to all Board committees. The committee also reviews the performance of Board members and reviews and approves the acceptance of directorships and trusteeships offered to senior officers of Cyprus Amax or its subsidiaries by other corporations, banks, or educational institutions.

  The Nominating Committee does not consider individuals nominated by shareholders for election to the Board. However, under the By-Laws, nominations for the election of directors may be made by any shareholder entitled to vote in the election of directors generally, but only if written notice of such shareholder's intent to make such nominations has been received by the Secretary of Cyprus Amax at 9100 East Mineral Circle, Englewood, Colorado 80112 not later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days prior to the anniversary date of the immediately preceding annual meeting, and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of Cyprus Amax entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) the number of shares of Cyprus Amax owned of record and beneficially by the shareholder; (d) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (e) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (f) the consent of each nominee to serve as a director of Cyprus Amax. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

CUMULATIVE SHAREHOLDER RETURN

  The graph below shows a five-year comparison of cumulative total shareholder returns for Cyprus Amax common stock, the S&P 500 Index, the Company's new peer index and its old peer index. The Company has created a new peer index to recognize changes in the old peer index. The new peer index does not include Freeport-McMoRan, Inc. (reorganized in May 1995 so that its mining assets are held by Freeport-McMoRan Copper & Gold) and Magma Copper Company (which was acquired by Broken Hill Proprietary Company in January 1996). Four additional companies have been added to expand the new peer index to compensate for the removal of the two companies described above and to cause the peer index to more fully represent the Company's competitors. The companies added are Echo Bay Mines Ltd.; Freeport-McMoRan Copper & Gold; Inco Limited; and Zeigler Coal Holding Company. The new peer index continues to include Asarco Incorporated; Ashland Coal, Inc.; Cleveland-Cliffs Inc.; Cominco Ltd.; Noranda Inc.; and Phelps Dodge Corporation. The returns of the companies in the peer indices are weighted based on their stock market capitalization as of the beginning of the period. Cumulative total shareholder return (on an assumed initial investment of $100 as of December 31, 1990), as determined at the end of each year, reflects the change in stock price, assuming the reinvestment of dividends.


                   COMPARISON OF FIVE YEAR CUMULATIVE RETURNS

Measurement period               CYPRUS      NEW PEER    S&P 500     OLD PEER
(Fiscal Year Covered)             AMAX       INDEX       INDEX       INDEX
Measurement PT -
12/31/90                        $ 100.0      $ 100.0     $ 100.0     $ 100.0

FYE 12/31/91                    $ 128.2      $ 118.3     $ 130.5     $ 117.4
FYE 12/31/92                    $ 181.8      $ 140.3     $ 140.4     $ 138.6
FYE 12/31/93                    $ 153.6      $ 166.4     $ 154.3     $ 156.0
FYE 12/31/94                    $ 159.5      $ 174.0     $ 156.3     $ 180.8
FYE 12/31/95                    $ 163.6      $ 200.8     $ 214.9     $ 231.0


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation and Benefits Committee (the "Committee") of the Board of Directors, which is comprised of directors who are not employees of the Company, has provided the following report on executive compensation. The Committee is responsible for administering the compensation program for executive officers and other senior management personnel.

OVERVIEW

  The executive compensation program consists of annual compensation and long-term incentive plans. The program's overall objectives are to attract and retain the best executive talent, to focus executive behavior on achieving the Company's annual and long-term business objectives, to link executive and shareholder interest through equity-based plans, and to provide a compensation package that rewards financial and individual performance.

  For the past four years, the Company has retained a compensation consultant to annually review and advise the Committee on the Company's executive compensation program. The consultant's review permits an ongoing evaluation of the link between the Company's performance and its executive compensation program as compared to the performance and executive compensation programs of other companies that compete with the Company for executive talent. These competitors include some of the same companies represented in the Total Shareholder Return graph on page 21, as well as other companies similar in size to the Company.

  For 1995, the Company's compensation strategy(/1/) for the key executive group, other than the CEO, provided total compensation (including salary, bonus, stock options, restricted stock, and performance-vested restricted stock with deferred cash incentive awards) that was targeted between the 50th percentile and the 75th percentile of the compensation packages at relevant entities. These targets are designed to provide meaningful rewards for superior performance.

  In assessing the performance of the CEO and determining his 1995 compensation, as well as reviewing and approving the CEO's recommendations for the 1995 compensation of other senior executives, the Committee considered: the individual performance of the CEO and the other senior management; the level of responsibility and contribution to the Company's performance; the Company's performance based on both annual and long-term business goals and strategies; and the need to attract and retain key personnel by providing total compensation opportunities that are competitive. The Committee does not determine each senior executive's
--------
(1) The Company and the Committee retained a new independent nationally-recognized executive consulting firm to reassess the executive compensation program for 1996 in light of the significant changes impacting the Company over the past three years. Based on its recommendations, the Company implemented changes to the Annual Incentive Plan.

compensation based on a rigid formula or specific weightings, but instead on its judgment as to the appropriate compensation package for each particular senior executive in light of the foregoing considerations.

  The Committee noted the Company's significant accomplishments during 1995 which included record earnings of $462 million, before write-downs and special items, on the strength of record earnings from each of the operating divisions: Copper/Molybdenum, Coal and Lithium. Including an after-tax charge of $338 million for the write-down of eastern coal assets and associated liabilities taken in the third quarter, 1995 earnings were $124 million. Construction of three major new development projects, two in Copper and one in Gold, should significantly increase production and also significantly lower cash costs.

  In Copper, the Company produced 687 million pounds, its highest output ever, at record low cash costs of $0.57 per pound. The El Abra project in Chile is now 70% complete with initial production scheduled for the fourth quarter of 1996, ahead of its original schedule. Copper production at Cerro Verde in Peru doubled to 64 million pounds in 1995 and the mine is expected to be producing at its design rate of 105 million pounds by mid-1996.

  Coal set annual production records in both the United States and Australia for a 1995 total of 81 million tons. Eleven annual mine production records were established in the United States with two new world records for monthly production from a single longwall were set at Cumberland in Pennsylvania and Twentymile in Colorado.

  Cyprus Amax's sale to Amax Gold of Kubaka in Russia is expected to be completed in early 1996, with project completion expected in the fourth quarter of 1996. Lithium produced record profits of $28 million on record sales volumes and higher value-added, downstream product sales. Exploration efforts identified a new copper oxide orebody near Cerro Verde, a significant new resource near El Abra and further definition of a gold resource in western Canada.

BASE SALARY AND ANNUAL INCENTIVE PLAN

  The Committee reviews and approves base salaries for executive officers based on recommendations by the CEO. The Company's executive officers and other key individuals are eligible for an annual cash bonus under the Annual Incentive Plan, which was approved by the Committee in June 1995 (the "Annual Incentive Plan") and is being presented to shareholders for approval (see "Approval of Annual Incentive Plan for Executive Officers and Designated Management" on page 7). Under the Annual Incentive Plan, the bonus awards made to the Named Executives who are identified on page 26 and other senior management as a group are based upon operating results of the Company. Awards were determined by the Committee from an incentive pool that is determined annually. The incentive pool equals 1.5 percent of consolidated Income From Continuing Operations Before Income Taxes, as adjusted for certain events. For the Named Executives the awards will be limited to a fixed share of the pool and may be reduced but not increased at the discretion of the Committee.

 Long-Term Incentive Program

  The Long-Term Incentive Program has two components: (1) stock options and restricted stock, which are awarded under the Amended and Restated Management Incentive Program, and (2) restricted stock and deferred cash incentive awards, which are awarded under the Key Executive Long-Term Incentive Plan.

    1. Amended and Restated Management Incentive Program: Grants of stock options and restricted stock under the Amended and Restated Management Incentive Program are designed to link the interests of key employees (206 in 1995) with those of the shareholders. Stock options are granted with an exercise price equal to the fair market value of the common stock on the date of grant and vest at such time as determined by the Committee when the grant is made. Grants of stock options promote the creation of shareholder value since the benefit cannot be realized unless stock price appreciation occurs.

       2. Key Executive Long-Term Incentive Plan: The Key Executive Long-Term Incentive Plan provides for awards of restricted stock. The restriction period is ten years from the date following the grant, but restrictions may lapse on an accelerated basis at the end of the third, fourth, fifth, or sixth calendar years if total shareholder return exceeds the median performance of certain peer mining companies. In this event, executives also will receive a deferred cash incentive award equal to the value of the shares for which restrictions have lapsed and such shares are valued at the stock price on the day the stock was awarded multiplied by the applicable tax rate in effect when the shares vested. In 1995, the Committee awarded restricted stock to individuals based primarily on an assessment of the competitive market data and the pay strategy adopted in 1992, recommendations of the CEO, as well as the Committee's assessment of individual and, if applicable, business unit performance.

  In 1995, Cyprus Amax adopted a policy that requires specific levels of stock ownership requirements by its Named Executives. The policy requires the Company's Chief Executive Officer to own common stock with a value equal to five times his annual base salary and requires the other Named Executives to own common stock with a value equal to three times their respective base salaries. The required stock ownership levels must be achieved within five years of the date the policy was adopted.

 Compensation of Chairman, President and Chief Executive Officer

  Through the leadership and vision of Mr. Ward, the Company has attained a number of significant achievements. The Company has doubled in asset and revenue size and continues to focus on strategic growth at existing operations while developing new world-class mining and processing facilities. Mr. Ward has placed considerable emphasis on capital improvements and operational excellence and the Company has aggressively implemented process innovative technologies resulting in record production and profits and lower costs during 1995. As a result of his leadership over the past four years, the Company has focused on world-class international copper acquisitions and development, a new coal mine in Utah, and a new gold mine in Russia.

  In the Committee's judgment, Mr. Ward's contribution to the Company's strong performance in recent years including this past year, as well as his achievement of certain individual goals set in consultation with the Committee, warranted the amount of compensation paid to him in 1995. Consistent with the Company's strategy to retain highly talented employees and provide a competitive compensation package relative to the executive's position and employment alternatives, and based upon the favorable evaluation of Mr. Ward's performance with the Company, the Committee approved a new employment contract for Mr. Ward. For a description of Mr. Ward's employment contract, see "Employment Contracts."

 Section 162(m) Compliance

  Under Section 162(m) of the Internal Revenue Code of 1986, as amended, federal income tax deductions taken by publicly-traded companies may be limited to the extent total compensation (including base salary, annual bonus, restricted stock awards, stock option exercises and non-qualified benefits) for certain executive officers exceeds $1 million in any one year. Under
Section 162(m), the deduction limit does not apply to payments which qualify as "performance based." To qualify as "performance based," compensation payments must be made from a plan that is administered by a committee of outside directors and be based on achieving objective performance goals. In addition, the material terms of the plan must be disclosed to and approved by shareholders, and the committee must certify that the performance goals were achieved before payments can be awarded.

  The Committee generally intends to design the Company's compensation programs so that the total compensation paid to any employee will not exceed $1 million in any one year, except for compensation payments in excess of $1 million which qualify as "performance based" or which are exempt for other reasons. However, as in 1995 with respect to Mr. Ward, the Company may pay compensation which is not deductible if the objectives of its executive compensation program so require. In 1995, the Company paid Mr. Ward total compensation in excess of $1 million in recognition of the Company's outstanding performance under his leadership.

  In order to qualify future payments under the Company's Annual Incentive Plan as "performance based," the Company is presenting the Annual Incentive Plan to the shareholders for their approval (see "Approval of Annual Incentive Plan for Executive Officers and Designated Management" on page 7).

                                       Thomas V. Falkie, Chairman
                                       George S. Ansell
                                       Ann Maynard Gray
                                       James C. Huntington, Jr.
                                       Michael A. Morphy
                                       Billie B. Turner

EXECUTIVE COMPENSATION

  The following tables set forth information for the years indicated concerning the compensation of the Chairman, President and Chief Executive Officer and each of the four other executives as of year-end 1995 who were the most highly compensated during 1995 (the "Named Executives").

                          SUMMARY COMPENSATION TABLE

                                                                         LONG TERM
                                     ANNUAL COMPENSATION            COMPENSATION AWARDS
                            --------------------------------------- --------------------
                                                                    RESTRICTED
      NAME AND                                       OTHER ANNUAL      STOCK    OPTIONS/     ALL OTHER
 PRINCIPAL POSITION    YEAR SALARY ($)   BONUS ($)  COMPENSATION($) AWARD($)(1) SARS(#)  COMPENSATION($)(2)
 ------------------    ---- ----------   ---------- --------------- ----------- -------- ------------------
Milton H. Ward         1995  $619,990(3) $1,700,000    $      0     $1,522,500        0       $ 4,127
Chairman,              1994   601,919(4)  1,000,000           0      1,230,000        0         5,050
President and Chief    1993   747,413     1,500,000     531,079      4,032,806  514,588        15,280
Executive Officer
Gerald J. Malys        1995   310,000       355,000           0        367,938        0         4,092
Senior Vice President  1994   255,366       250,000           0        340,556        0         4,798
and Chief Financial    1993   247,604       200,000     199,155      1,657,740   78,176         7,190
Officer
Jeffrey G. Clevenger   1995   280,000       290,000           0        350,175        0         4,023
Senior Vice            1994   237,946       165,000     163,783        289,358        0         4,770
President, Copper      1993   226,907       150,000     450,280      1,046,708   53,600         6,921
Garold R. Spindler     1995   275,000       230,000           0        126,875   30,000         3,628
Senior Vice            1994         0             0           0              0        0             0
President, Coal        1993         0             0           0              0        0             0
Philip C. Wolf         1995   235,000       235,000           0        241,063        0         4,129
Senior Vice            1994   217,440       125,000           0        240,926        0         4,460
President, General     1993   208,509       105,000     139,408      1,114,189   51,456         6,361
Counsel and Secretary

--------
(1) Restricted stock awards were made in January 1995. Amounts shown in the table reflect the fair market value of the stock on the date of the award. The actual value an executive may realize will depend upon the amount of the stock in respect of which restrictions lapse and the value realized, which may be greater or less than this amount. As of the end of fiscal 1995, the aggregate restricted stock holdings of the Named Executives was 385,881 shares with a fair market value of $10,081,141 based on the closing price of Cyprus Amax common stock of $26.125 per share on December 29, 1995. Such holdings include $5,479,458

   (209,740 shares) for Mr. Ward; $1,868,930 (71,538 shares) for Mr. Malys; $1,348,651 (51,623 shares) for Mr. Clevenger; $130,625 (5,000 shares) for
   Mr. Spindler; and $1,253,478 (47,980 shares) for Mr. Wolf. Restricted stock awards to Messrs. Ward, Malys, Clevenger, and Wolf vest upon achievement of certain performance-related criteria and will vest in three years. For Mr. Spindler's award, restrictions lapse for 25% of the shares on each anniversary of the grant for each award, subject to his continued employment with the Company. Regular dividends are paid on all restricted stock awards.
(2) The amounts shown are the employer contributions to the employee savings plan. For 1995, the maximum recognizable compensation for purposes of calculating employer contributions is $150,000 based on IRS regulations.
(3) Does not include $280,010 reimbursed to Cyprus Amax by Amax Gold Inc. for Mr. Ward's salary and benefits for services he provided to Amax Gold Inc. during 1995.
(4) Does not include $199,309 reimbursed to Cyprus Amax by Amax Gold Inc. for Mr. Ward's salary and benefits for services he provided to Amax Gold Inc. during 1994.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR
                               INDIVIDUAL GRANTS

                                        % OF TOTAL
                          NUMBER OF    OPTIONS/SARS
                          SECURITIES    GRANTED TO  EXERCISE OR
                         OPTIONS/SARS  EMPLOYEES IN BASE PRICE    EXPIRATION     GRANT DATE
       NAME             GRANTED (#)(1) FISCAL YEAR   ($/SHARE)       DATE       VALUE ($)(2)
       ----             -------------- ------------ ----------- --------------- ------------
Milton H. Ward                   0           0        $     0                 0   $     0
Gerald J. Malys                  0           0              0                 0         0
Jeffrey G. Clevenger             0           0              0                 0         0
Garold R. Spindler          30,000         9.5%       25.4375   January 3, 2005   327,330
Philip C. Wolf                   0           0              0                 0         0

--------
(1) The exercise price for each grant is equal to 100 percent of the fair market value of Cyprus Amax common stock on the grant date. The options expire ten years after the grant date.
(2) In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. The Company's use of this model should not be construed as an endorsement of its accuracy at valuing options. The following assumptions were made for purposes of calculating the Grant Date Present Value: An option term of ten years, volatility at .3910, dividend yield at 3.14%, and interest rate at 7.98%. The real value of the options in this table depends upon the actual performance of the Company's common stock during the applicable period.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                      NUMBER OF SECURITIES  VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED     IN-THE-MONEY
                                                        OPTIONS/SARS AT       OPTIONS/SARS AT
                                                      FISCAL YEAR-END (#)   FISCAL YEAR-END ($)
                              SHARES                 ---------------------- --------------------
                           ACQUIRED ON     VALUE          EXERCISABLE/          EXERCISABLE/
       NAME                EXERCISE (#) REALIZED ($)     UNEXERCISABLE        UNEXERCISABLE(1)
       ----                ------------ ------------     -------------      --------------------
Milton H. Ward                   0          $ 0         632,294/182,294          $337,500/0
Gerald J. Malys                  0            0           97,088/19,088            55,875/0
Jeffrey G. Clevenger             0            0           41,800/11,800                 0/0
Garold R. Spindler               0            0                0/30,000                 0/0
Philip C. Wolf                   0            0           88,478/12,728           121,438/0

--------
(1) Amounts shown in this column represent the fair market value (average of the high and low) of the underlying Cyprus Amax common stock at year end minus the exercise price. The actual value, if any, an executive may realize upon exercise will depend upon the amount by which the market price of Cyprus Amax common stock exceeds the exercise price when the options are exercised. The actual value, therefore, may be greater or lesser than the value shown in the table.

  Employment Contracts. Cyprus Amax entered into a new employment contract with Mr. Ward effective as of January 1, 1996. This contract replaces all prior agreements between the parties. The contract, which will expire on December 31, 2000, establishes a base salary and target cash bonus and provides that Mr. Ward is eligible to participate in employee benefit programs. The contract also provides for supplemental retirement benefits and stock options. The new contract primarily serves to reward Mr. Ward for accomplishments already attained and to encourage him to continue to implement strategies that enable the ongoing growth of the Company's success. As such, the contract has been designed to connect Mr. Ward's future financial rewards with shareholder value creation. Mr. Ward covenants to fulfill his assigned duties and to avoid activities adverse to Cyprus Amax's interests both during and after the contract term. Cyprus Amax retains the right to terminate the employment upon 30 days' notice. If employment is terminated other than due to breach of covenant (or retirement or resignation in certain circumstances), Mr. Ward would be entitled to a lump sum payment equal to salary and bonus for the remainder of the contract period plus the actuarial equivalent of supplemental retirement benefits and welfare benefits for retirees. If permitted by applicable laws and plan provisions, Mr. Ward could be entitled to receive the value of any previously awarded restricted shares and a three-year period to exercise previously granted stock options.

  In November 1993 Cyprus Amax entered into agreements (the "Agreements") with Gerald J. Malys, Jeffrey G. Clevenger, Philip C. Wolf and one other executive officer. Pursuant to the

Agreements, each executive was granted options and restricted stock with a fair market value equal to the severance and other benefits they would have received under their prior employment arrangements in the event of a termination of employment. The restricted stock and stock options vest ratably over a four-year period with accelerated vesting in the event of an involuntary termination without Cause, a termination by the executive for Good Reason or by reason of death, Retirement or Disability, or in the event of a Change of Control (as such terms are defined in the Agreements). Upon an involuntary termination without Cause, or a termination by the executive for Good Reason or by reason of death, or Disability, the executive will be entitled to a cash payment equal to the actuarial equivalent of the excess of a full retirement benefit and the retirement benefit to which he is actually entitled and will be eligible for retiree welfare benefits. The executives will also receive an additional payment to make them whole for any excise tax imposed by Section 4999 of the Internal Revenue Code imposed upon the foregoing payments.

  Cyprus Amax also entered into Change of Control employment agreements with Milton H. Ward, Gerald J. Malys, Jeffrey G. Clevenger, Garold R. Spindler, Philip C. Wolf and one other executive officer (the "Employment Agreements"). The Employment Agreements become effective upon a Change of Control (as defined therein). If the executive is terminated other than for Cause or if the executive terminates employment under enumerated circumstances which constitute Good Reason (as such terms are defined in the Employment Agreements) or for any reason during the 30-day period following the first anniversary of the Change of Control, the executive will become entitled to a specific severance payment equal to three times the executive's yearly salary and bonus. The executives will also receive an additional payment to make them whole for any excise tax imposed by Section 4999 of the Internal Revenue Code imposed upon the foregoing payments.

  In February of 1994, Cyprus Amax adopted the Executive Officer Separation Policy (the "Policy"). Gerald J. Malys, Jeffrey G. Clevenger, Garold R. Spindler, Philip C. Wolf, and four other executives ("Participants") are covered under this Policy. Separation benefits are payable to the Participants if employment is terminated in circumstances as described in the Policy. The separation benefits payable to Participants shall be equal to one year of the Participant's base salary plus the Participant's target annual bonus. The Participant also shall be eligible for a pro rata bonus for the year of termination at the discretion of the Committee. The Participant shall be entitled to outplacement services provided by a firm of the Participant's choice at a cost to Cyprus Amax of up to 15 percent of the Participant's then current base salary plus annual bonus. Commencing upon termination, the Participant also shall be entitled to receive medical benefits (excluding dental) and life insurance for one year following the termination of their employment. The Policy provides that anyone who is a participant in another agreement or arrangement which, upon termination, will provide benefits similar to those under the Policy, shall not be entitled to those benefits under the Policy.

RETIREMENT PLANS

  The Retirement Plan for Salaried Employees of Cyprus Amax (the "Retirement Plan") covers executives and most other salaried employees. The amount of annuity an employee will receive upon retirement on a single-life basis is determined under the formula set forth below. Upon retirement, a married employee receives a reduced annuity payment that continues after death to cover the surviving spouse, unless the employee and the spouse elect one of the alternate options of equivalent actuarial value.

  If an employee retires on the normal retirement date (generally, the later of age 65 or the fifth anniversary of the date participation commenced) the annual benefit payable from the Retirement Plan will be the sum of: (i) 1.7 percent of average annual earnings (base salary plus bonus) received by the employee for service during each year after 1995, plus (ii) 1.7 percent of the employee's average annual earnings from 1991 through 1995 multiplied by the employee's number of pre-1996 years of service recognized by Cyprus Amax for retirement plan benefit accrual purposes, less (iii) 1.1 percent of the Social Security offset multiplied by the total years of service as of December 31, 1995, and certain other offsets, not to exceed 35 years recognized for Cyprus Amax plan purposes.

  The estimated annual benefits payable to the Named Executive upon retirement at normal retirement age are $176,948 for Milton H. Ward; $288,111 for Gerald
J. Malys; $199,790 for Jeffrey G. Clevenger; $149,628 for Garold R. Spindler; and $211,352 for Philip C. Wolf. The foregoing estimates are based on actual covered pay for 1991-1995 and 1995 base salary and bonus for years after 1995 and do not reflect the impact of future salary increases.

  The five-year period 1991 through 1995 currently used in the benefit formula described above may be rolled forward by Cyprus Amax's Board of Directors. The table below provides information on retirement benefits (subject to reduction by a percentage of Social Security benefits), assuming that the formula is applied to average annual remuneration during the five years prior to retirement:

                              PENSION PLAN TABLE

  ASSUMED
 FIVE-YEAR
  AVERAGE                        YEARS OF BENEFIT SERVICE
   ANNUAL    ----------------------------------------------------------------
  EARNINGS   5 YEARS 10 YEARS 15 YEARS 20 YEARS 25 YEARS  30 YEARS  35 YEARS
 ---------   ------- -------- -------- -------- --------- --------- ---------
 $  425,000   36,125  72,250  108,625  144,500    180,625   216,750   252,875
    475,000   40,375  80,750  121,125  161,500    201,875   242,250   282,625
    525,000   44,625  89,250  133,875  178,500    223,125   267,750   312,375
    575,000   48,875  97,750  146,625  195,500    244,375   293,250   342,125
  1,175,000   99,875 199,750  299,625  399,500    499,375   599,250   699,125
  1,675,000  142,375 284,750  427,125  569,500    711,875   854,250   996,625
  2,175,000  184,875 369,750  554,625  739,500    924,375 1,109,250 1,294,125
  2,675,000  227,375 454,750  682,125  909,500  1,136,875 1,364,250 1,591,625

  The amounts above are payable upon retirement between ages 62 and 65. For retirement prior to age 62, the annual annuity amounts are reduced as provided in the Retirement Plan. At year-end 1995, the following executives had accumulated the years of benefit service stated (excluding additional years under the unfunded non-qualified plan described below): Milton H. Ward, 3 years; Gerald J. Malys, 10 years; Jeffrey G. Clevenger, 3 years; Garold R. Spindler, 1 year; Philip C. Wolf, 15 years. The Employee Retirement Income Security Act of 1974, as amended, limits the benefits payable from any funded retirement plan that qualifies for federal income tax exemption. The estimated annual benefits payable upon retirement, including amounts set forth in the table above, which exceed such limits are payable from Cyprus Amax's unfunded nonqualified retirement plans which were adopted in 1986.

  In 1988, Cyprus Amax adopted an unfunded non-qualified retirement plan to provide additional retirement benefits for certain executives designated by the Committee. If an eligible executive continues to work until normal retirement age, he or she will receive additional retirement benefits that will, when combined with the retirement benefits actually available under the Retirement Plan, equal the benefits he or she would receive under the Retirement Plan for the lesser of 30 years of service credit or twice the service actually credited under the Retirement Plan. Under the terms of this plan, Milton H. Ward and Gerald J. Malys would be credited with an additional five years of service at normal retirement and Jeffrey G. Clevenger would be credited with an additional eight years of service at normal retirement. Garold R. Spindler and Philip C. Wolf are not eligible for additional years credited at normal retirement. This plan provides for immediate vesting and distribution of accrued benefits in the event of Change of Control, as defined in the plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Gerald J. Malys, Cyprus Amax's Senior Vice President and Chief Financial Officer has been a director of Amax Gold Inc. since November 15, 1993 and has served on the Compensation Committee of the Board of Directors of Amax Gold Inc. since December 8, 1993. Milton H. Ward is the Chairman of the Board, President and Chief Executive Officer of Cyprus Amax and Chairman of the Board of Directors and Chief Executive Officer of Amax Gold Inc.

SHAREHOLDER PROPOSAL DATE

  Shareholders may submit proposals on matters appropriate for shareholder action consistent with applicable law and the Company's By-Laws. Proposals which shareholders intend to present at the 1997 Annual Meeting of Shareholders must be received by the Secretary of Cyprus Amax by November 19, 1996 to be considered for inclusion in Cyprus Amax's proxy statement and form of proxy relating to the 1997 Annual Meeting.

OTHER MATTERS

  The Board of Directors knows of no other matters to be brought before the meeting. However, if any other matters properly do come before the meeting, the persons named in the accompanying proxy will vote thereon in accordance with their best judgment.

By order of the Board of Directors,

Philip C. Wolf
Senior Vice President, General Counsel
and Secretary

March 18, 1996

  CYPRUS AMAX'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (WITHOUT EXHIBITS) MAY BE OBTAINED AT NO CHARGE BY ANY SHAREHOLDER ENTITLED TO VOTE AT THE MEETING WHO WRITES TO: SECRETARY, CYPRUS AMAX MINERALS COMPANY, 9100 EAST MINERAL CIRCLE, ENGLEWOOD, COLORADO 80112. EXHIBITS TO THE FORM 10-K ARE ALSO AVAILABLE AT A COST OF TWENTY-FIVE CENTS PER PAGE.

                                  APPENDIX A

          DESCRIPTION OF MATERIAL PROVISIONS OF ANNUAL INCENTIVE PLAN
            FOR EXECUTIVE OFFICERS AND DESIGNATED SENIOR MANAGEMENT

  In June 1995, the Board of Directors (the "Board") of Cyprus Amax Minerals Company (the "Company") adopted an Annual Incentive Plan (the "Annual Incentive Plan"). The Company is seeking shareholder approval of the material provisions of the Annual Incentive Plan, as required by Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), to enable the Company to deduct, for federal income tax purposes, certain awards to be paid under the Annual Incentive Plan. If shareholder approval is not obtained, certain awards under the Annual Incentive Plan may not be deductible for income tax purposes.

PURPOSES OF THE ANNUAL INCENTIVE PLAN

  The Annual Incentive Plan provides for cash bonuses to certain officers and key employees of the Company. The Annual Incentive Plan is intended to further motivate the Company's employees to achieve certain objective, performance-based goals and to enhance the Company's ability to attract and retain individuals of exceptional talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depend.

ADMINISTRATION OF THE ANNUAL INCENTIVE PLAN

  The Annual Incentive Plan shall be administered by the Compensation and Benefits Committee (the "Compensation Committee") of the Board, all of which members shall qualify as "outside directors" within the meaning of Section 162(m) of the Code.

  The Compensation Committee shall have sole discretion in the administration and operation of the Annual Incentive Plan and its decisions shall be conclusive and binding on all parties.

ELIGIBLE PARTICIPANTS

  Participants in the plan are chosen at the discretion of the Compensation Committee. All officers and other Senior Management personnel of the Company are eligible to participate in the Annual Incentive Plan, although no officer or other Senior Management personnel is automatically entitled to participate in the Annual Incentive Plan in any performance year.

AWARDS

  Awards will be made as soon as practicable after each fiscal year with respect to the immediately preceding fiscal year (the "performance year"). Awards will be subject to certification by the Compensation Committee before payment.

  Awards will be paid in cash from an annual incentive pool (the "Incentive Pool") equal to 1.5% of the Company's consolidated Income From Continuing Operations Before Income Taxes for the performance year, adjusted to exclude write-downs, merger and reorganization expenses, and gains and losses from asset sales ("any others"). Subject to the provisions described under "Limitations on Awards" below, if any amount of the Incentive Pool is not paid out with respect to a performance year, that amount will be carried over to the Incentive Pool for the following performance years.

BASIS FOR AWARDS

  The performance-based criteria shall be based on various Company, business unit and individual objectives established in the first 90 days of each performance year. The target awards shall be based on a percentage of each participant's base salary as fixed at the time such target awards are set. The Compensation Committee shall determine, as soon as practicable after the end of the performance year, whether each of the participants has achieved his performance-based criteria and is therefore eligible to receive his targeted award. The award to any participant may be increased or decreased by up to 100% by the Compensation Committee, provided that the sum of awards to all participants shall not exceed the total amount of the Incentive Pool.

AWARDS TO COVERED EMPLOYEES

  Maximum awards to each of the participants who are expected to be, as determined by the Compensation Committee, "covered employees" within the meaning of Section 162(m) of the Code (i.e. the CEO and the four most highly compensated officers of the Company, other than the CEO at the end of a performance year) shall equal 10% of the Incentive Pool except for the CEO, whose award shall equal 50% of the Incentive Pool. The Compensation Committee shall have the discretion to reduce, but not increase, any award payable to a covered employee.

LIMITATIONS ON AWARDS

  The failure of any participant to receive his maximum award shall not result in an increase in any other covered employee's award.

TERMINATION OF EMPLOYMENT

  A participant in the Annual Incentive Plan who is discharged for cause or who terminates his employment prior to the end of the performance year shall forfeit his right to receive any award under the Annual Incentive Plan. A participant who is terminated for any other reason prior to the end of the performance year will be eligible to receive a pro rata percentage of the participant's target award (equal, on a percentage basis, to the percentage of days the participant was employed during the performance year) if the criteria for the award is achieved. Such a pro rata award shall be paid at the time the award would have otherwise been paid.

AMENDMENT AND TERMINATION

  The Compensation Committee may terminate, suspend or amend the Annual Incentive Plan from time to time. The Compensation Committee may, but is not required to, seek shareholder approval of such amendments to ensure that the awards paid under the Annual Incentive Plan are deductible for federal income tax purposes under Section 162(m). The Annual Incentive Plan shall continue until terminated by the Compensation Committee, Board of Directors or shareholders.

FEDERAL INCOME TAX CONSEQUENCES

  Under present federal income tax law, participants in the Annual Incentive Plan will realize ordinary income equal to the amount of the award received in the year of receipt. Such income will be subject to applicable income and employment tax withholding by the Company. The Company will receive a deduction for the amount constituting ordinary income to the participant provided that the Annual Incentive Plan satisfies the requirements of Section 162(m) of the Code, which limits the deductibility of compensation under federal income tax law. It is the Company's intention that the Annual Incentive Plan be adopted and administered in a manner which maximizes the deductibility of compensation for the Company under Section 162(m) to the extent practicable and consistent with the Company's business considerations.

  Approval of payment of awards under this Plan is not intended to limit the Company's ability to adopt or continue other compensation arrangements.

  If the material provisions are not approved by shareholders, no awards will be paid under the Annual Incentive Plan to Executive Officers subject to 162(m). In this case, the Committee may decide to pay Executive Officers cash bonuses using different criteria from the current bonuses provided for here. In addition, such amounts may not be tax deductible by the Company.

                                  APPENDIX B

                      AMENDED AND RESTATED STOCK PLAN FOR
            NON-EMPLOYEE DIRECTORS OF CYPRUS AMAX MINERALS COMPANY

  SECTION 1. PURPOSE. The purpose of this Amended and Restated Stock Plan for Non-Employee Directors of Cyprus Amax Minerals Company is to provide certain incentives and compensation to eligible directors of Cyprus Amax Minerals Company and to encourage the highest level of director performance by providing such directors with a proprietary interest in the Company's success and progress.

  SECTION 2. DEFINITIONS. For purposes of this Plan, the following terms shall have the following meanings:

  (a) "Administrator" means one or more individuals appointed in accordance with Section 9(a).

  (b) "Beneficiary" means a person or persons designated by the Participant to receive, in the event of the Participant's death, any unexercised Option held by the Participant which is vested in accordance with Section 6(b)(4). A Participant may, subject to such limitations as may be prescribed by the Administrator, designate one or more persons primarily or contingently as beneficiaries in writing upon forms supplied by and delivered to the Company, and may revoke such designations in writing. If a Participant fails effectively to designate a beneficiary, then either the legal representative of the Participant's estate or the person to whom the Option is transferred by will or the laws of descent and distribution shall be deemed to be the Participant's beneficiary.

  (c) "Board" means the Board of Directors of the Company.

  (d) "Change of Control" means the happening of any of the following events:

    (1) The acquisition by any individual, entity or group (within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of Common Stock (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided however, that the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company,
  (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction described in Sections 2(d)(3)(A), 2(d)(3)(B) and 2(d)(3)(C); or

    (2) Individuals who, as of January 1, 1996, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to January 1, 1996, whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

    (3) Approval by the shareholders of the Company of a reorganization, merger or consolidation (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 80% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

    (4) Approval by the shareholders of the Company of (A) a complete liquidation or dissolution of the Company or (B) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (i) more than 80% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition, in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) less than 20% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by any Person (excluding any employee benefit plan(or related trust) of the Company or such corporation), except to the extent that such Person owned 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities prior to the sale or disposition and (iii) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such sale or other disposition of assets of the Company or were elected, appointed or nominated by the Board.

  (e) "Change of Control Price" means the highest price per share paid in any transaction reported on the New York Stock Exchange Composite Index or paid or offered in any bona fide transaction related to a potential or actual change in control of the Company at any time during the preceding 60-day period as determined by the Administrator.

  (f) "Code" means the Internal Revenue Code of 1986, as amended.

  (g) "Committee" means the Compensation and Benefits Committee of the Board of Directors.

  (h) "Common Stock" means the Common Stock, no par value per share, of the Company.

  (i) "Company" means Cyprus Amax Minerals Company.

  (j) "Effective Date" means the date described in Section 12.

  (k) "Eligible Director" means any member of the Board who, on the date of the grant of Shares or the date of the grant of an Option, is not an officer or an employee of the Company or any of the Company's subsidiaries or affiliates and is a director of the Company.

  (l) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  (m) "Fair Market Value" means, for purposes of the Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, with respect to the date of determination, the average of the reported highest and lowest sale prices per Share on the New

York Stock Exchange (or if the Common Stock is not then listed on the New York Stock Exchange, on such other exchange or exchanges where the Common Stock is then listed) with respect to the date of determination or in the absence of reported sales on such date, the average of such reported highest and lowest sale prices per Share on the next preceding date on which reported sales occurred. If the Common Stock is not listed upon any established exchange, such fair market value will be the average of the prices in the over-the-counter markets (reported from the NASDAQ System) or, if the Common Stock is not traded on that day, on the next preceding date on which reported sales occurred, provided, that if the Administrator determines that such price is not representative of the true fair market value due to the level of trading volume or otherwise, the Administrator may determine the "fair market value per Share" in a reasonable manner consistent with the Code and taking into account information about sale, bid and asked prices for the common stock of the Company in the markets where such stock is then traded or eligible for trading. If the Common Stock is not traded publicly on the date of determination, its "fair market value per share" shall be determined by the Administrator in such manner as the Administrator may deem appropriate.

  (n) "Option" means any option to purchase shares of Common Stock granted pursuant to Section 6.

  (o) "Participant" means an Eligible Director to whom Shares have been awarded or an Option has been granted under the Plan.

  (p) "Plan" means the Stock Plan for Non-Employee Directors of Cyprus Amax Minerals Company, as amended and restated and as set forth herein.

  (q) "Shares" means one or more shares of Common Stock.

  SECTION 3. SHARES SUBJECT TO PLAN.

  (a) The aggregate total of the number of Shares for which Options may be granted during each fiscal year and the total number of Shares which may be awarded during the same fiscal year ("Maximum Annual Grants and Awards") shall be the sum of (1) 1/16th of 1% of the number of outstanding shares of Common Stock of the Company (excluding treasury shares) as of the end of the immediately preceding fiscal year plus (2) the cumulative number of carryforward shares (as defined below) from all prior fiscal years (including the immediately preceding fiscal year) which shall not yet have been used to make grants and awards in any intervening period. The number of "carryforward shares" from all fiscal years ending on or before December 31, 1995, collectively shall be 13,000. The number of "carryforward shares" from each fiscal year (the "Accumulation Year") ending on or after December 31, 1996, shall be the amount, if any, by which (1) 1/16th of 1% of the number of outstanding shares of Common Stock of the Company (excluding treasury shares) as of the end of the fiscal year immediately preceding the

Accumulation Year exceeds (2) the total of the number of Shares for which Options were granted during the Accumulation Year and the number of Shares granted during the Accumulation Year. Any determination of the Maximum Annual Grants and Awards for any fiscal year, including any determination of the number of carryforward shares from any prior fiscal year, shall take into account and be appropriately adjusted for any intervening changes in capitalization as provided in Section 8(b).

  (b) The Shares granted under the Plan may be either authorized but unissued shares or treasury shares, as determined from time to time by the Board.

  SECTION 4. ELIGIBILITY. Only Eligible Directors are eligible to be granted Shares and granted Options under the Plan.

  SECTION 5. GRANTS OF SHARES.

  (a) Each Eligible Director on July 1, 1992, shall be granted 500 Shares on that date, and annually thereafter each Eligible Director on July 1 shall be granted 500 Shares.

  (b) Each grant of the Shares shall be evidenced by a written agreement duly executed and delivered by or on behalf of the Company and the Participant, if such an agreement is required by the Company to assure compliance with all applicable laws and regulations.

  SECTION 6. GRANTS OF OPTIONS. All Options granted under the Plan shall be non-qualified stock options, that is, options that do not qualify as incentive stock options under section 422 of the Code.

  (a) Number of Options. After the Effective Date, for as long as the Plan remains in effect, each Eligible Director shall be granted an Option of 2,000 Shares of Common Stock on July 1 of each fiscal year; provided however, that an individual who ceases to be a member of the Board on or prior to such date shall not be entitled to receive a grant of Options for that fiscal year.

  (b) Terms and Conditions. Options granted under the Plan shall be subject to the terms and conditions described below and shall be subject to such additional terms and conditions, not inconsistent with the terms of the Plan, as the Board or the Administrator shall deem desirable. Each Option shall be evidenced by and subject to the terms of a written agreement duly executed and delivered by or on behalf of the Company and the Participant, which shall specify the terms and conditions applicable to the Option.

    (1) Option Price. The price per share at which Options may be exercised shall be determined by the Board or the Administrator, but shall not be less than 100% of the Fair Market Value of a Share on the date the Option is granted.

    (2) Option Term. The expiration date of each Option shall be determined by the Board or the Administrator, but in no event shall the expiration date be later than ten (10) years and one day after the date the Option is granted.

    (3) Restrictions on Transfer. Options and any rights or privileges pertaining thereto shall not be transferable other than by will or the laws of descent and distribution or if the terms of a grant so permit, pursuant to a qualified domestic relations order (as defined for purposes of Rule 16b-3 of the Exchange Act) and shall be exercisable during the Participant's lifetime only by the Participant or the Participant's guardian or legal representative. Any Eligible Director to whom an Option is granted may designate a Beneficiary as provided in Section 2(b) who shall have the right to exercise the Option after death.

    (4) Vesting--Required Period of Service. Any Option granted on July 1, 1996, shall become vested and shall be exercisable as follows: 50% of the Shares represented by the Option shall be exercisable by the Participant to whom the Option has been granted after such Participant shall have completed a period of not less than one year of continuous service as a member of the Board immediately following the date on which the Option is granted. The remainder of the Option granted on July 1, 1996, shall become vested and shall be exercisable after the Participant completes a period of not less than two years of continuous service as a member of the Board immediately following the date on which the Option is granted.

  Notwithstanding the foregoing, any Option granted after July 1, 1996, shall be exercisable by the Participant to whom the Option has been granted after such Participant shall have completed the period of continuous service as a member of the Board, if any, immediately following the date on which the Option is granted as shall be specified in the terms of the grant.

  Notwithstanding any other provision of this Subsection 6(b)(4),

      (A) 100% of the Shares represented by any Option granted to a Participant who dies while actively serving as a member of the Board shall immediately vest and shall be exercisable by the Participant's Beneficiary as of the date of the Participant's death to the full extent of the grant, and

      (B) the Board or Administrator has sole discretion to accelerate the vesting of Shares represented by any Option granted to a Participant who retires or becomes disabled.

    (5) Exercise of Option. After completing the required period of service as a member of the Board, an Option may be exercised according to its terms during the balance of the Option period, except as otherwise provided in this Section. The Option may be exercised only by the Participant to whom it is granted, except as otherwise provided in Sections 8 and 9.

    (6) Payment for Shares and Method of Exercise. The Participant may exercise a vested Option in whole or in part at any time during the option term by delivering to the Company written notice of exercise specifying the number of Shares to be purchased and the option price therefor. The notice of exercise shall be accompanied by payment in full of the option price. Payment of the option price may be made (A) in cash or by check payable to the Company or (B) to the extent determined by the Board or Administrator on or after the date of grant, in Shares duly owned by the Participant (and for which the Participant has good title free and clear of any liens and encumbrances) or (C) by reduction in the number of Shares issuable upon such exercise, based, in each case, on the Fair Market Value of the Common Stock on the last trading date preceding the date of exercise. Upon payment in full of the option price and satisfaction of the other conditions provided herein, a stock certificate representing the number of shares of Common Stock to which the Participant is entitled shall be issued and delivered to the Participant.

    (7) Retirement. If the Participant retires after completing the required period of service as provided in Section 6(b)(4), the Option (or any unexercised portion thereof) shall be exercisable by the Participant, but only within the period specified in the terms of grant, which period shall end not earlier than three years, or such other period that is specified in the terms of the grant, after the date of retirement but, in any event not later than the expiration of the Option term.

    (8) Disability. If a disability prevents a Participant from performing the duties of a director, any Option (or any unexercised portion thereof) held by such Participant which is vested in accordance with Section 6(b)(4), may thereafter be exercised by the Participant after such date the Participant is determined by the Board or Administrator to be disabled until the earlier of three years, or such other period that is specified in the terms of the grant, but in any event not later than the expiration of the option term of such Option.

    (9) Death.

      (A) Except as provided in Subsections (A), (B) and (C) and unless otherwise determined by the Board or the Administrator on or after the date of grant, if a Participant ceases to be a member of the Board by reason of death, any Option (or the unexercised portion thereof) held by such Participant at the date of death and which is vested in accordance with Section 6(b)(4) may thereafter be exercised by the Participant's Beneficiary until the earlier of three years, or such other period that is specified in the terms of the grant, after the Participant's date of death, but in any event not later than the expiration of such Option.

      (B) If a Participant dies after retirement but before the expiration of the period specified in the terms of grant during which any Option may be exercised in part or in full, then the Option (or the unexercised portion thereof) which is vested in accordance with Section 6(b)(4) shall be exercisable by the Beneficiary of the Participant during the remainder of the exercise period following retirement as described in Subsection (7) above plus three months but, in any event, not later than the expiration of the Option term of the Option.

      (C) If a Participant dies after becoming disabled but before the expiration of the period specified in the terms of grant during which any Option may be exercised in part or in full, then the Option (or the unexercised portion thereof) which is vested in accordance with Section 6(b)(4) shall be exercisable by the Beneficiary of the Participant during the remainder of the exercise period following disability as described in Subsection (8) above plus three months but, in any event, not later than the expiration of the Option term of the Option.

    (10) Other Termination. Unless otherwise determined by the Board or Administrator on or after the date of grant, if a Participant ceases to be a member of the Board for any reason other than death, retirement or disability, any Option (or the unexercised portion thereof) which is vested in accordance with Section 6(b)(4) held by such Participant may be exercised until the earlier of 30 days after such date or the expiration of the option term of such Option.

    (11) Other Terms. The Option agreement may contain such other terms, provisions and conditions as may be determined by the Board or the Administrator so long as those terms, provisions and conditions are not inconsistent with the provisions of the Plan. The terms of any Option agreement need not be uniform with the terms of any other Option agreement.

    (12) Change of Control. Notwithstanding the foregoing, upon a Change of Control, all Options granted hereunder shall immediately vest and shall become exercisable to the full extent of the original grant. If a Participant ceases to be a member of the Board at or after a Change of Control, other than by reason of death, disability, or retirement, any Option (or unexercised portion thereof) held by such Participant shall be exercisable for six months and one day following the date the Participant ceases to be a member of the Board, but in any event not later than the expiration date of the Option.

  (c) Rights as Shareholders. A Participant shall not be deemed to be the holder of Common Stock, or have any of the rights of a holder of Common Stock, with respect to shares subject to an Option, until the Option is exercised and a stock certificate representing such shares of Common Stock is issued to the Participant.

  SECTION 7. REGULATORY COMPLIANCE AND LISTING. The issuance or delivery of any of the Shares may be postponed by the Company for such period as may be required to comply with any applicable requirements under Federal or state securities laws, any applicable listing requirements of any national securities exchange, and requirements under any other law or regulation applicable to the issuance or delivery of such Shares would constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

  SECTION 8. ADJUSTMENT FOR COMPANY CHANGES.

  (a) Rights and Powers Reserved. The existence of any outstanding Option shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalization, reorganizations or other changes in the Company's capital structure or its business, any merger or consolidation of the Company, any issue or sale of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock, any sale or transfer of all or any part of the assets or business of the Company, the liquidation or dissolution of the Company or any other corporate act or proceeding, whether of a similar character or otherwise. Except as expressly provided in this Plan, the issue or sale by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash, property, labor or services, either upon direct sale or the exercise of rights or warrants to subscribe therefor or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock then subject to any outstanding Option.

  (b) Changes in Capitalization. In the event that the Administrator shall determine that any dividend or other distribution (whether in the form of cash, shares of common stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of Common Stock or other securities of the Company, issuance of warrant or the rights to purchase shares of Common Stock or other securities of the Company, or the similar corporate transaction or event affects the shares of Common Stock such than an adjustment is determined by the Board to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then the Administrator shall, in such manner as it may deem equitable, adjust any or all of (1) the number and type of shares of common stock (or other securities or property) which thereafter may be made the subject of awards, (2) the number and type of shares of common stock (or other securities or property) subject to outstanding grants and awards, and (3) the grant, purchase, or exercise price with respect to any grant or award, or, if deemed appropriate, make provision for a cash payment to the holder of any outstanding grant or award; provided, however, that the number of Shares subject to any grant or award denominated in shares shall always be a whole number.

  SECTION 9. ADMINISTRATION.

  (a) Appointment of Administrator. An Administrator, which may be one or more individuals, shall be appointed from time to time by the Chief Executive Officer of the Company or his duly authorized delegate in order to administer the Plan as provided herein.

  (b) Rights and Duties of Administrator. The Administrator, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish those purposes, including, but not by way of limitation, the following:

    (1) to interpret the provisions of the Plan and to determine the terms and conditions of grants at or after the date of grant;

    (2) to compute and certify the amount and kind of benefits payable to Participants and their Beneficiaries;

    (3) to maintain or to designate any person or entity to maintain all the necessary records for the administration of the Plan;

    (4) to make and publish such rules for the regulation of the Plan as are consistent with the terms hereof;

    (5) to provide for disclosure of such information and filing or provision of such reports and statements to Participants or Beneficiaries under this Plan as the Administrator deems appropriate; and

    (6) subject to the limitations imposed under Section 10, to amend the Plan or any Option previously granted to the extent such authority to amend the Plan or any Option previously granted is delegated to it by the Board.

All interpretations and decisions and other actions of the Administrator shall be conclusive and final on all persons interested in the Plan, except to the extent otherwise specifically indicated herein. The Administrator may appoint one or more agents, and delegate thereto such powers and duties in connection with the administration of the Plan as the Administrator may from time to time prescribe. To the extent of any such delegation, the delegate shall have the duties, powers, authority and discretion of the Administrator.

  (c) Authority of Board. Notwithstanding any provision contained in the Plan regarding the delegation of authority to the Administrator or any other person with respect to the operation and administration of the Plan, the Board, acting in its sole discretion, may at any time exercise its authority under the terms of the Plan to act on behalf of the Company.

  SECTION 10. AMENDMENT AND TERMINATION OF THE PLAN.

  (a) The Board or its duly authorized delegate from time to time may amend the Plan, provided that:

    (1) no amendment which would materially increase the benefits accruing to Participants, increase the number of securities which may be issued under the Plan, or materially modify the requirements as to eligibility to participate in the Plan shall become effective without approval of the amendment by the shareholders,

    (2) no other amendment shall become effective without approval of the amendment by the shareholders, if shareholder approval is required to enable the Plan to satisfy any applicable statutory or regulatory requirements (including Rule 16b-3 under the Exchange Act), or if the Company, on the advice of counsel, determines that shareholder approval is otherwise necessary or desirable, and

    (3) amendments to any provisions of the Plan describing the eligible directors, stating the number of Shares to be granted, or specifying the time of the grants shall not be made more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules promulgated thereunder.

  (b) The Board or its duly authorized delegate from time to time may amend the terms of any Option that was previously granted or is yet to be granted, in any manner, so long as such amendment is not inconsistent with the terms of the Plan, and provided that no such amendment shall impair the rights of any Participant (or Beneficiary if the Participant is deceased), without such Participant's (or Beneficiary's) written consent.

  (c) The Board may terminate the Plan at any time, but such termination shall not affect Options granted or shares awarded prior thereto.

  SECTION 11. MISCELLANEOUS.

  (a) No Right to Continue as Director. Nothing in the Plan nor the grant of any Shares or Option shall be deemed (1) to confer upon any person the right to continue as a director of the Company or (2) to create any obligation on the part of the Board to nominate any director for reelection by the Company's shareholders or (3) to limit the rights of the shareholders to remove any director.

  (b) Other Plans.

    (1) Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

    (2) No income of a Participant attributable to this Plan shall be included in the director's earnings for purposes of any benefit plan in which the director may be eligible to participate, unless otherwise determined by the Board or Administrator, or unless otherwise provided by the terms of such other benefit plan.

  (c) Payment of Taxes. The Company shall have the right to require, prior to the issuance or delivery of any Shares, payment by a Participant of any taxes required by law with respect to the issuance or delivery of such Shares.

  (d) Unfunded Status of Plan. The Plan is intended to constitute an "unfunded" plan for incentive compensation. With respect to any payment not yet made to a Participant by the Company, nothing contained herein shall give the Participant any rights that are greater than those of a general creditor of the Company.

  (e) Governing Law. To the extent not superceded by federal law, the Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Colorado.

  (f) Liability of Board Members. No member of the Board nor any employee of the Company or any of its subsidiaries shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated or, except in circumstances involving bad faith, gross negligence or fraud, for anything done or omitted to be done by himself.

  (g) Costs. The Company shall bear all expenses incurred in administering the Plan, including expenses related to the issuance of Common Stock upon exercise of Options.

  (h) Severability. If any provision of this Plan or any grant or award is or becomes invalid, illegal, or unenforceable in any jurisdiction, or as to any person, or would disqualify this Plan or any grant or award under any law or regulation deemed applicable by the Board or Administrator, such provision shall be construed or deemed amended to conform to applicable laws and regulations, or if it cannot be so construed or deemed amended without, in the determination of the Board or the Administrator, materially altering the intent of this Plan or the grant or award, such provision shall be stricken as to such jurisdiction or person and the remainder of this Plan or the grant or award shall remain in full force and effect.

  (i) Successors. The Plan shall be binding upon and inure to the benefit of any successor or successors of the Company.

  (j) Headings and Construction. Section headings contained in this Plan are included for convenience only and are not to be used in construing or interpreting the Plan. Except where otherwise clearly indicated by context, the masculine shall include the feminine and the singular shall include the plural, and vice-versa.

  SECTION 12. EFFECTIVE DATE OF THE PLAN. The Plan was adopted by the Company's shareholders to be originally effective as of July 1, 1992. The Plan as amended and restated herein shall become effective as of July 1, 1996, subject to obtaining prior approval of the Plan by the Company's shareholders. If such shareholder approval is not obtained, the Plan as amended and restated herein shall be null and void but the Plan, as in effect immediately prior to such amendment and restatement, shall continue in full force and effect.

[PRINTED ON RECYCLED PAPER LOGO APPEARS HERE]

                         CYPRUS AMAX MINERALS COMPANY
                THIS PROXY/VOTING INSTRUCTION CARD IS SOLICITED
                      ON BEHALF OF THE BOARD OF DIRECTORS
                          OR THE TRUSTEES NAMED BELOW

The undersigned hereby appoints Milton H. Ward, Philip C. Wolf, and Dale E. Huffman, and each or any of them, the proxies and agents of the undersigned, with full power of substitution, to represent and vote in accordance with the instructions on the reverse side all the shares of the common stock of Cyprus Amax Minerals Company held of record by the undersigned at the close of business on March 6, 1996 at the Annual Meeting of the Shareholders of Cyprus Amax Minerals Company to be held in the Summit Room of the Inverness Hotel and Golf Club, 200 Inverness Drive West, Englewood, Colorado 80112, on May 1, 1996 at 10:00 a.m. or at any adjournment thereof, and directs the Trustees of the Cyprus Amax Minerals Company Savings Plan and Trust, AMAX Inc. Thrift Plan For Bargaining Unit Employees, Amoco Corporation Employee Savings Plan, CSM, Inc. Savings Plan and Trust, Luzenac America Employee Savings Plan, and the Northshore Mining Company Retirement Savings Plan (the "Plans") (as applicable, with respect to shares of common stock held for the benefit of the undersigned) to vote in person or by proxy at such annual meeting, all shares held by or for the benefit of the undersigned. The Trustee of the Amoco Corporation Employee Savings Plan will vote undirected shares of the Company's stock held by it in its discretion, and the Trustees of the remaining Plans will vote unallocated and/or undirected shares of the Company's stock held by them in direct proportion to the voting of shares for which instructions have been received.

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, 3, AND 4 AND AGAINST ITEMS 5 AND 6 EXCEPT AS NOTED ABOVE WITH RESPECT TO THE PLANS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, 3, AND 4 AND AGAINST ITEMS 5 AND 6.

                       ELECTION OF DIRECTORS. NOMINEES:
    ALLEN BORN, LINDA G. ALVARADO, GEORGE S. ANSELL, MICHAEL A. MORPHY, AND
                             ROCKWELL A. SCHNABEL

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ONE OR MORE NOMINEES, WRITE THE NAME OF EACH NOMINEE FOR WHOM AUTHORITY IS WITHHELD IN THE SPACE PROVIDED ON THE REVERSE SIDE. UNLESS AUTHORITY TO VOTE FOR ALL NOMINEES IS WITHHELD, A VOTE FOR THE ELECTION OF DIRECTORS WILL BE DEEMED TO CONFER AUTHORITY TO VOTE FOR ANY NOMINEE WHOSE NAME IS NOT WRITTEN IN THE SPACE PROVIDED ON THE REVERSE SIDE AND FOR ANOTHER NOMINEE IF ANY OF THE NAMED NOMINEES IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE.
                                                    SEE REVERSE SIDE

[X]  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.

-------------------------------------------------------------------------------
           CYPRUS AMAX'S BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                           PROPOSALS 1, 2, 3, AND 4.
-------------------------------------------------------------------------------
                                                     FOR          WITHHELD

1. Election of Directors (see reverse)               [_]            [_]

   For, except vote withheld from the
   following nominee(s):

                                                 FOR      AGAINST     ABSTAIN
2. Approval of the Annual Incentive Plan for
   Executive Officers and Designated
   Senior Management.                            [_]        [_]         [_]

3. Approval of the Amended and Restated Stock
   Plan for Non-Employee Directors.              [_]        [_]         [_]


4. Appointment of Price Waterhouse LLP
   as independent accountants.                   [_]        [_]         [_]

---------------------------
-------------------------------------------------------------------------------
                                   --------------------------------------------
                                   CYPRUS AMAX'S BOARD OF DIRECTORS RECOMMENDS
                                       A VOTE "AGAINST" PROPOSALS 5 AND 6.
                                   --------------------------------------------

5. Shareholder proposal relating to
   elimination of classified Board.              [_]        [_]         [_]

6. Shareholder proposal relating to an
   Independent Nominating Committee.             [_]        [_]         [_]

7. OTHER MATTERS. In their discretion,
   the proxies are authorized to vote upon
   other matters not known to the Board of
   Directors on March 18, 1996 that may
   come before the meeting and upon matters incident to the conduct of the meeting.

SIGNATURE(S) __________________________________________  DATE____________

SIGNATURE(S) __________________________________________  DATE____________

NOTE: Please sign exactly as name appears. Joint owners should each sign. If signing as attorney, executor, administrator, agent, trustee or guardian, please give full title as such. If signing on behalf of a corporation, the full corporate name should be indicated and an authorized corporate officer should sign.